Exhibit 4(d)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

1[Rider B

Index-Linked Account Allocation Options – Recurring Term Strategies]

This Rider is attached to and made a part of your Policy. Capitalized terms used but not defined in this Rider have the meaning set forth in your Policy. In the case of a conflict between any provisions contained in your Policy and this Rider, the provisions of this Rider will control. Should this Rider terminate while your Policy is in effect, the provisions of this Rider, including any restrictions, will no longer apply and any provisions amended or replaced in your Policy by the terms of this Rider will revert to the provisions of your Policy.

This Rider describes the Recurring Term Strategies which are Index-Linked Account Allocation Options.

Each Recurring Term Strategy uses a different combination of Interest Crediting Method and Index as shown on the Rider Data Page.

On and after the Rider Effective Date shown on the Rider Data Page, you may transfer into the Recurring Term Strategies we make available. Transfers are subject to the restrictions shown on the Rider Data Page. When you transfer to a Recurring Term Strategy a Segment commences. The Segment Start Date, Segment Maturity Date, Segment Value, rate, and Crediting Floor are described in the Rider and/or on the Rider Data Page. Interest, if any, is credited to a Segment on the Segment Maturity Date in the form of an Index-Linked Credit.

Definition of Terms

Crediting Floor: This percentage is used to calculate the lowest Index-Linked Credit that may be applied to a Segment Value. The Crediting Floor is always zero or greater. The Crediting Floor is stated on the Rider Data Page.

Index-Linked Credit: A dollar amount we may credit to your Segment Value. The Index-Linked Credit amount is determined by the Interest Crediting Method described on the Rider Data Page.

Interest Crediting Method: The method described on the Rider Data Page that determines the amount of interest, if any, that will be credited to a Segment Value.

Index: The index used by the Interest Crediting Method. The Index associated with an Interest Crediting Method is shown on the Rider Date Page.

Index Performance: The percentage change in the Index Value measured from the Segment Start Date to any day, including the last day, of the Segment. Index Performance can be positive, zero or negative.

Index Value: The closing price of the Index on any given Business Day. The closing price of the Index is the price reported by a third-party source at a consistent time each Business Day. If the Index Value is not available on any given Business Day, then the Index Value as of the next available Business Day will be used. The Index Value may not include dividends paid by the companies issuing the stocks comprising the Index.

Rider Termination Date: The date this Rider terminates and the provisions of this Rider no longer apply.

Segment: The unit of investment for the Index-Linked Account, each lasting for a one-year period during which Index Performance is measured.

Segment Maturity Date: The final day of a Segment.

Segment Value: For each Segment the Segment Value on the Segment Start Date is the amount in the Segment on the Segment Start Date. On any other date, the Segment Value is equal to the Segment Value as of the previous day reduced by any subsequent withdrawal, any surrender charge, and increased on the Segment Maturity Date by the amount of an Index-Linked Credit, if any, credited to the Segment. If a Segment Start Date or Segment Maturity Date is on a non-business day, the applicable Segment Value is determined on the next Business Day.

ICC20V-R02	SPECIMEN	1

Segment Start Date: The first day of a Segment when the one-year period commences during which Index Performance is measured.

Rider Provisions

1. Discontinuation of or Substantial Change to an Index

If an Index is discontinued, if the calculation of the Index is changed substantially, or if we are unable to utilize the Index in the manner intended by this Rider, we may substitute a comparable index subject to approval by the Interstate Insurance Product Regulation Commission. Before a substitute index is used, we will notify you of the substitution.

If we discontinue an Index prior to a Segment Maturity Date and substitute a similar index, your Segment Value will remain in the Segment and the new Index will be used by the Interest Crediting Method.

If we discontinue an Index prior to a Segment Maturity Date and we do not substitute a similar index, the Segment Maturity Date will occur on the last day on which we use the Index and the Recurring Term Strategy utilizing the Index will no longer be available.

2. Transfers

On the Segment Maturity Date, you may transfer the Segment Value to one or more of the Allocation Options we make available, subject to any transfer limitations specified in the Policy, riders, and endorsements. To elect a transfer, you must provide us with instructions as detailed on the Rider Data Page.

If on the Segment Maturity Date we have not received your transfer instructions, we will automatically transfer the Segment Value as described on the Rider Data Page.

The number of transfers allowed each year into the Recurring Term Strategies is stated on the Rider Data Page. When determining the number of permitted transfers per year, multiple transfers effective on the same business day are counted as one transfer.

3. Partial Withdrawals

Amounts withdrawn from a Segment before the Segment Maturity Date will not be used in calculating the Index-Linked Credit, if any, for that Segment. In the event of a withdrawal, the Segment Value will be reduced on the withdrawal date by the withdrawal amount and adjusted for any applicable fees and charges. There will be no Index-Linked Credit applied to amounts withdrawn from a Segment before the Segment Maturity Date, unless we state otherwise on the Rider Data Page.

4. Surrender of Policy

If you surrender this Policy on a Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be credited prior to surrender. If you surrender on a date prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

5. Death Benefit

If we calculate a death benefit on the Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be applied prior to calculation of the death benefit. If we calculate a death benefit on a date prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

6. Annuity Commencement Date

If the Annuity Commencement Date is on the Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be credited prior to determining the Income Payment amount. If the Annuity Commencement Date is prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

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7. Termination

This Rider will end on the earliest to occur of the following events:

(a)	The Annuity Commencement Date;

(b)	If you fully surrender this Policy for any reason;

(c)	If the Policy is terminated.

        NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

ICC20V-R02	SPECIMEN	3

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

1[Rider B – Index-Linked Account Allocation Options – Recurring Term Strategies]

DATA PAGE

RIDER EFFECTIVE DATE:	[DAY AFTER THE POLICY DATE]

RECURRING TERM STRATEGIES:
		Interest Crediting Method	Index
	1	[2][Cap Rate Method]	[3][S&P 500® Index]
	2	[2][Cap Rate Method]	[3][Russell 2000® Index]
	3	[2][Flat Rate Method]	[3][S&P 500® Index]
	4	[2][Flat Rate Method]	[3][Russell 2000® Index]

The Index Value used in calculating the Index-Linked Credit does not include dividends. The elements used in determining the amount of an Index-Linked Credit are not guaranteed and can be changed by the Company, subject to the guarantees in the Policy and this Rider. Any such changes can affect the amount of an Index-Linked Credit.

[2,4][GUARANTEED MINIMUM & MAXIMUM RATES:
The rates will be declared periodically, subject to the minimum(s) and maximum(s) shown below. The rate applicable to a Segment Start Date is guaranteed through the Segment Maturity Date.

Cap Rate:	This percentage is used to calculate the maximum Index-Linked Credit that may be applied to a Segment that uses the Cap Rate Method.

Flat Rate:	This percentage is used to calculate the Index-Linked Credit, if any, that is applied to a Segment that uses the Flat Rate Method, if the Index Performance is equal to or greater than zero.]
During the Surrender Charge Period:
[4][Guaranteed Minimum Cap Rate]	[5][X%]
[4][Guaranteed Minimum Flat Rate]	[5][X%]
[4][Guaranteed Maximum S&P 500® Index - Cap Rate]		[5][X%]
[4][Guaranteed Maximum S&P 500® Index - Flat Rate]		[5][X%]
[4][Guaranteed Maximum Russell 2000® Index - Cap Rate]		[5][X%]
[4][Guaranteed Maximum Russell 2000® Index - Flat Rate]		[5][X%]

After the Surrender Charge Period:
[4][Guaranteed Minimum Cap Rate]	[5][X%]
[4][Guaranteed Minimum Flat Rate]	[5][X%]

SEGMENT START DATE:	The first day of a Segment.

SEGMENT MATURITY DATE:	For each Segment, this is the 1st anniversary of the Segment Start Date. Each Segment expires on its Segment Maturity Date.

TRANSFERS

A transfer is not permitted if it will result in exceeding the maximum number of Segments allowed on any one day, as shown on the Policy Data Page. A transfer into a Recurring Term Strategy starts a new Segment at the rate in effect on the Segment Start Date.

ICC20V-R02D	SPECIMEN

On a Segment Maturity Date, you may transfer the Segment Value to any Allocation Options we make available. If a transfer starts one or more new Segment(s), the new Segment Start Date(s) will be the Segment Maturity Date of the source Segment.

Transfers are subject to any transfer limitations specified in the Policy, riders, and endorsements.

Transfers From The Fixed Account & Investment Divisions:	You are permitted [6][two] transfers per Policy Year from the Fixed Account and Investment Divisions into one or more Recurring Term Strategies we make available. The new Segment Start Date(s) will be the transfer date.

Transfers From Other Index-Linked Account Segments:	You may transfer from other Segments to one or more Recurring Term Strategies we make available on the Segment Maturity Date. Any new Segment Start Date will be the Segment Maturity Date of the source Segment.

TRANSFER REQUESTS:	You must submit your transfer request within [7][thirty (30) calendar days] prior to the Segment Maturity Date or we will automatically i) transfer the Segment Value into a new Segment within the same Recurring Term Strategy, if available, at the rate in effect on the new Segment Start Date, or ii) if we do not offer such an Allocation Option, we will transfer the Segment Value to the Fixed Account. You can change the transfer destination if we receive your request no later than [8][5 business days] after the Segment Maturity Date.
INTEREST CREDITING METHODS
The Index-Linked Account Accumulation Value can never decrease solely as a result of the Interest Crediting Methods.
Crediting Floor:	0%
The Crediting Floor is guaranteed not to change while the Rider is in effect.

[9][Cap Rate Method:

An Interest Crediting Method that applies an Index-Linked Credit equal to the Index Performance if the Index Performance is greater than zero, but not to exceed the Cap Rate. If the Index Performance is zero or less, no Index-Linked Credit is applied.

1. On the Segment Maturity Date, we calculate the Index Performance as (a) divided by (b) minus 1, where:

a) is the Index Value on the Segment Maturity Date, and

b) is the Index Value on the Segment Start Date.

2. (i) If the Index Performance is equal to or greater than the Cap Rate, we calculate the Index-Linked Credit as (a) multiplied by (b), where:

a) is the Segment Maturity Date Segment Value, and

b) is the Cap Rate.

(ii) If the Index Performance is less than the Cap Rate but greater than the Crediting Floor, we calculate the Index-Linked Credit as (a) multiplied by (b), where:

a) is the Segment Maturity Date Segment Value, and

b) is the Index Performance.

(iii)If the Index Performance is less than or equal to the Crediting Floor, we calculate the Index-Linked Credit as (a) multiplied by (b), where:

a) is the Segment Maturity Date Segment Value, and

b) is the Crediting Floor.

ICC20V-R02D	SPECIMEN

The Segment Value will be increased by any applicable Index-Linked Credit on the Segment Maturity Date.

If an Index Value is not published for a Segment Start Date or a Segment Maturity Date, the Index Value for the applicable date will be the next published Index Value.

Flat Rate Method:
An Interest Crediting Method that applies an Index-Linked Credit equal to the Flat Performance Rate, if the Index Performance is equal to or greater than zero.

On the Segment Maturity Date, if the Index Value is equal to or greater than it was on the Segment Start Date, then the Index Performance is equal to or greater than zero, and we calculate the Index-Linked Credit as (a) multiplied by (b), where:
a) is the Segment Maturity Date Segment Value, and
b) is the Segment Flat Rate.

If the Index Value is less than it was on the Segment Start Date, then the Index Performance is less than zero, and we calculate the Index-Linked Credit as (a) multiplied by (b), where:
a) is the Segment Maturity Date Segment Value, and
b) is the Crediting Floor.

The Segment Value will be increased by any applicable Index-Linked Credit on the Segment Maturity Date.

If an Index Value is not published for a Segment Start Date or a Segment Maturity Date, the Index Value for the applicable date will be the next published Index Value.]

[10][Pro-Rated Index-Linked Credit Upon Full Annuitization:	If the Annuity Commencement Date occurs prior to a Segment Maturity Date, any Index-Linked Credit will be pro-rated. The pro-rated Index- Linked Credit is calculated using the Annuity Commencement Date as the Segment Maturity Date, then adjusting the Index-Linked Credit by multiplying it by the number of days in the Segment (counting from the Segment Start Date to the Annuity Commencement Date), then dividing by the number of days from the Segment Start Date to the original Segment Maturity Date. If the result is greater than zero, it will be applied as an Index-Linked Credit to the Segment Value on the Annuity Commencement Date.]

ICC20V-R02D	SPECIMEN